Filed pursuant to Rule 424(b)(5)
Registration No. 333-190387

Prospectus Supplement
(To prospectus dated August 6, 2013)

Up to $10,000,000

Ordinary Shares

We have entered into an equity distribution agreement with Maxim Group LLC relating to the sale of our ordinary shares offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell up to $10,000,000 of our ordinary shares, $0.0185 par value per share, from time to time through Maxim Group LLC acting as agent.

Our ordinary shares is listed on The NASDAQ Capital Market under the symbol “RCON.” The last reported sale price of our ordinary shares on The NASDAQ Capital Market on May 11, 2015 was $1.88 per share. As of May 11, 2015, the aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $6.6 million based on 5,022,436 outstanding ordinary shares, of which approximately 3,515,914 ordinary shares are held by non-affiliates, and a per share price of $1.88, based at closing sale price of our common stock on May 11, 2015. As of the date hereof, we have not sold any of our securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Sales of our ordinary shares, if any, under this prospectus supplement and the accompanying prospectus will be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the NASDAQ Capital Market, the existing trading market for our ordinary shares, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law, including in privately negotiated transactions. Maxim Group LLC will act as sales agent on a best efforts basis and use commercially reasonable efforts to sell on our behalf all of the ordinary shares requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Maxim Group LLC and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Maxim Group LLC will be entitled to compensation at a fixed commission rate of 3.5% of the gross sales price per share sold. In connection with the sale of our ordinary shares on our behalf, Maxim Group LLC will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Maxim Group LLC will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Maxim Group LLC with respect to certain liabilities, including liabilities under the Securities Act.

Investing in our securities involves a high degree of risk. You should read this prospectus supplement and the information incorporated herein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Maxim Group LLC

The date of this prospectus supplement is  May 13, 2015.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer our ordinary shares having an aggregate offering price of up to $10,000,000 from time to time under this prospectus supplement at prices and on terms to be determined by market conditions at the time of offering.

This prospectus supplement describes the specific terms of the ordinary shares we are offering and also adds to, and updates information contained in the documents incorporated by reference into this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus supplement— the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in, or incorporated by reference into this prospectus supplement and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and Maxim Group LLC has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Maxim Group LLC is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation by Reference.”

We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the ordinary shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise stated, all references to “us,” “our,” “Recon,” “we,” the “Company” and similar designations refer to Recon Technology, Ltd. Our logo, trademarks and service marks are the property of Recon Technology, Ltd. Other trademarks or service marks appearing in this prospectus supplement are the property of their respective holders.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and selected information appearing elsewhere in this prospectus supplement and in the documents we incorporate by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement, including the information incorporated by reference into this prospectus supplement and the information referred to under the heading “Risk Factors” in this prospectus supplement on page S-5 and in the documents incorporated by reference into this prospectus supplement.

Overview

We are a provider of hardware, software, and on-site services to companies in the petroleum mining and extraction industry mainly in China, or the PRC. We provide services designed to automate and enhance the extraction of petroleum. To this end, we control by contract the PRC companies of BHD and Nanjing Recon, collectively, the Domestic Companies.

We are the center of strategic management, financial control and human resources allocation for the Domestic Companies. Through our contractual relationships with the Domestic Companies, we provide equipment, tools and other hardware related to oilfield production and management, and develop and sell our own specialized industrial automation control and information solutions. However, we do not engage in the production of petroleum or petroleum products.

Our Products

We currently provide products and services to oil and gas field companies, which focus on the development and production of oil and natural gas. Our products and services described below correlate to the numbered stages of the oilfield production system graphical expression shown below.

Our products and services include:

Equipment for Oil and Gas Production and Transportation

●	High-Efficiency Heating Furnaces (as shown above). Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oilfield furnace that is advanced, highly automated, reliable, easily operable, safe and highly heat-efficient (90% efficiency).

●	Burner (as shown above). We serve as an agent for the Unigas Burner which is designed and manufactured by UNIGAS, a European burning equipment production company. The burner we provide has the following characteristics: high degree of automation; energy conservation; high turn-down ratio; high security and environmental safety.

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Oil and Gas Production Improvement Techniques

●	Packers of Fracturing. This utility model is used concertedly with the security joint, hydraulic anchor, and slide bushing of sand spray in the well. It is used for easy seat sealing and sand-uptake prevention. The utility model reduces desilting volume and prevents sand uptake which makes the deblocking processes easier to realize. The back flushing is sand-stick proof.

●	Production Packer. According to different withdraw points, the production packer separates different oil layers, and protects the oil pipe from sand and permeability, so as to promote the recovery ratio.

●	Sand Prevention in Oil and Water Well. This technique processes additives that are resistant to elevated temperatures into “resin sand” which is transported to the bottom of the well via carrying fluid. The “resin sand” goes through the borehole, piling up and compacting at the borehole and oil vacancy layer. An artificial borehole wall is then formed, functioning as a means of sand prevention. This sand prevention technique has been adapted to more than 100 wells, including heavy oil wells, light oil wells, water wells and gas wells, with a 100% success rate and a 98% effective rate.

●	Water Locating and Plugging Technique. High water cut affects the normal production of oilfields. Previously, there was no sophisticated method for water locating and tubular column plugging in China. The mechanical water locating and tubular column plugging technique we have developed resolves the problem of high water cut wells. This technique conducts a self-sealing-test during multi-stage usage and is reliable to separate different production sets effectively. The water location switch forms a complete set by which the water locating and plugging can be finished in one trip. The tubular column is adaptable to several oil drilling methods and is available for water locating and plugging in second and third class layers.

●	Fissure Shaper. This is our proprietary product that is used along with a perforating gun to effectively increase perforation depth by between 46% and 80%, shape stratum fissures, improve stratum diversion capability and, as a result, improve our ability to locate oilfields and increase the output of oil wells.

●	Fracture Acidizing. We inject acid to layers under pressure which can form or expand fissures. The treatment process of the acid is defined as fracture acidizing. The technique is mainly adapted to oil and gas wells that are blocked up relatively deeply, or the ones in the low permeable zones.

●	Electronic Broken-down Service. This service resolves block-up and freezing problems by generating heat from the electric resistivity of the drive pipe and utilizing a loop tank composed of an oil pipe and a drive pipe. This technique saves energy and is environment friendly. It can increase the production of oilfields that are in the middle and later periods.

Automation System and Service

●	Pumping Unit Controller. Refers to process “1” above. Functions as a monitor to the pumping unit, and also collects data for load, pressure, voltage, startup and shutdown control.

●	RTU Used to Monitor Natural Gas Wells. Collects gas well pressure data.

●	Wireless Dynamometer and Wireless Pressure Gauge. Refers to process “1” above. These products replace wired technology with cordless displacement sensor technology. They are easy to install and significantly reduce the working load associated with cable laying.

●	Electric Multi-Way Valve for Oilfield Metering Station Flow Control. Refers to process “2” above. This multi-way valve is used before the test separator to replace the existing three valve manifolds. It facilitates the electronic control of the connection of the oil lead pipeline with the separator.

●	Natural Gas Flow Computer System. Flow computer system used in natural gas stations and gas distribution stations to measure flow.

●	Recon SCADA Oilfield Monitor and Data Acquisition System. Recon SCADA is a system which applies to the oil well, measurement station, and the union station for supervision and data collection.

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●	EPC Service of Pipeline SCADA System. A service technique for pipeline monitoring and data acquisition after crude oil transmission.

●	EPC Service of Oil and Gas Wells SCADA System. A service technique for monitoring and data acquisition of oil wells and natural gas wells.

●	EPC Service of Oilfield Video Surveillance and Control System. A video surveillance technique for controlling the oil and gas wellhead area and the measurement station area.

●	Technique Service for “Digital Oilfield” Transformation. Includes engineering technique services such as oil and gas SCADA system, video surveillance and control system and communication systems.

Our Strengths

We believe our strengths are:

●	Safety of products. The automation projects we have conducted have demonstrated that our products are reliable, safe and effective at automating the petroleum extraction process.

●	Efficiency of technology. We believe our technology increases efficiency and profitability for petroleum companies by enabling them to monitor, manage and control petroleum extraction; increase the amount of petroleum extracted and reduce impurities in extracted petroleum.

●	Ability to leverage our knowledge of Chinese business culture. Many of our competitors are based outside of China. As the Domestic Companies are based in China, we are in a unique position to emphasize Chinese culture and business knowledge to obtain new customers and new agreements with existing customers. We believe that many Chinese businesses, including state-owned companies like Sinopec and CNPC, would prefer to hire a Chinese company to assist in their business operations if a Chinese company exists with the ability to fulfill their needs on a timely and cost-efficient basis. In addition, our knowledge of Chinese culture allows us to anticipate and adapt to Chinese oilfield management methods. We provide our software solutions in Mandarin for the benefit of our Chinese customers, and all of our customer support is available from fluent personnel.

●	Experienced, successful executive management team. Our executive management team has significant experience and success in the petroleum automation industry. They will be able to draw on their knowledge of the industry and their relationships in the industry.

●	Ability to leverage China’s cost structure. As a Chinese company, we believe we can operate our business more cost-effectively because all of our employees, operations and assets are located in China, resulting in lower labor, development, manufacturing and rent costs than we believe we would incur if we also maintained operations abroad. We expect these costs savings will be reflected in lower costs to our customers for comparable products.

●	Ownership of our intellectual property. Because we own our intellectual property, we are able to avoid licensing fees or contravening licensing agreements.

Corporate Information

Our principal executive offices are located at Room 1902, Building C, King Long International Mansion, No. 9 Fulin Road, Beijing, 100107, People’s Republic of China. Our telephone number at this address is +86 (10) 8494-5799. Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “RCON.”

Our Internet website, www.recon.cn, provides a variety of information about our Company. We do not incorporate by reference into this prospectus supplement the information on, or accessible through, our website, and you should not consider it as part of this prospectus supplement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the United States SEC are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s free website.

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The Offering

Ordinary shares offered by us pursuant to this prospectus supplement	Up to $10 million ordinary shares.

Manner of offering	“At-the-market” offering that may be made from time to time through our sales agent, Maxim Group LLC. Maxim Group LLC will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. See “Plan of Distribution” on page S-22.

Use of proceeds	We intend to use proceeds for working capital and other general corporate purposes including acquisition of complementary assets or businesses, which we have not identified yet. As a result, management will retain broad discretion over the allocation of the net proceeds. See “Use of Proceeds” on page S-19 of this prospectus supplement.

Risk factors	Investing in our ordinary shares involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page S-5 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

NASDAQ Capital Market symbol	“RCON”

The number of shares outstanding as of the date of this prospectus supplement, as used throughout this prospectus supplement, unless otherwise indicated, is based on 4,726,711 ordinary shares issued and outstanding as of December 31, 2014, and excludes the following:

•	193,000 ordinary shares issuable upon the exercise of outstanding stock options under our 2009 Equity Incentive Plan with an initial exercise price of $6.00 per share;

•	222,600 ordinary shares issuable upon the exercise of outstanding stock options under our 2009 Equity Incentive Plan with an initial exercise price of $2.96 per share; and

•	an aggregate of 700,000 ordinary shares reserved for future issuance under our 2015 Equity Incentive Plan.

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RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should consider carefully the risks and uncertainties described below. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We operate in a very competitive industry and may not be able to maintain our revenues and profitability.

Since the 1990s, several international companies engaged in supplying integrated automation services for the petroleum extraction industry have been qualified in China. These competitors have significantly greater financial and marketing resources and name recognition than we have. In addition, at least five domestic private competitors also compete with us, and more competitors may enter the market as Chinese petroleum companies seek to reduce oil production costs and improve efficiencies. There can be no assurance that we will be able to compete effectively in our industry.

In addition, our competitors may introduce new systems. If these new systems are more attractive to customers than the systems we currently use or may develop, our customers may switch to our competitors’ services, and we may lose market share. We believe that competition may become more intense as more integrated automation service providers, including Chinese/foreign joint ventures, are qualified to conduct business. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new systems our competitors may implement. Any of these competitive factors could have a material adverse effect on our revenues and profitability.

We must continually research and develop new technologies and products to remain competitive.

Because our industry is so competitive, we will need to continually research, develop and refine new technologies and offer new products to compete effectively. Many factors may limit our ability to develop and refine new products, including the availability of funds to dedicate to this portion of our business and access to new products and technologies that we can incorporate into our products, as well as marketplace resistance to new products and technologies. We believe that the Domestic Companies’ and our products are able to compete in the marketplace based upon, among other things, our intellectual property. We cannot assure investors that applications of our and the Domestic Companies’ technologies or those of third parties, if developed, will not be rendered superfluous or obsolete by research efforts and technological advances by others in these fields.

As new technologies are developed, the Domestic Companies and we may need to adapt and change our products and services, our method of marketing or delivery or alter our current business in ways that may adversely affect revenue and our ability to achieve our proposed business goals. Accordingly, there is a risk that the Domestic Companies’ and our technology will not support a viable commercial enterprise.

Our financial performance is dependent upon the sale and implementation of petroleum mining and extraction software and hardware and related services, a single, concentrated group of products.

We derive substantially all of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. The life cycle of our products and services is difficult to estimate due in large measure to the potential effect of new software and hardware applications and enhancements, including those we introduce, and the maturation in both the Chinese petroleum and software/hardware industries. If we are unable to continually improve our software and hardware to address the changing needs of the Chinese petroleum industry, we may experience a significant decline in the demand for the Domestic Companies’ and our products and services. In such a scenario, our revenues may significantly decline.

As a technology-oriented business, our ability to operate profitably is directly related to our ability to develop and protect our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect the Domestic Companies’ and our software and hardware, which may afford only limited protection.

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Although the Chinese government has issued Nanjing Recon twelve copyrights on software and Nanjing Recon and BHD twenty-two patents on products, we cannot guarantee that competitors will be unable to develop technologies that are similar or superior to the Domestic Companies’ and our technology. Despite our efforts to protect the Domestic Companies’ and our proprietary rights, unauthorized parties, including customers, may attempt to reverse engineer or copy aspects of the Domestic Companies’ and our products or to obtain and use information that the Domestic Companies and we regard as proprietary. Furthermore, our competitors may independently develop substantially equivalent or superior proprietary information and techniques, reverse engineer information and techniques, or otherwise gain access to our proprietary technology. In the future, we cannot guarantee that others will not use the Domestic Companies’ and our technology without proper authorization. In addition, under the Chinese intellectual property law, the 50-year protection period for software copyright and 10-year patent protection period are not subject to renewal upon expiration.

The Domestic Companies and we develop our software products on third-party middleware software programs that are licensed by our customers from third parties, generally on a non-exclusive basis. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our ability to develop, market or ship certain of our products while we seek to implement technology offered by alternative sources. While it may be necessary or desirable in the future to obtain other licenses, there can be no assurance that they will be able to do so on commercially reasonable terms or at all.

In addition, the Domestic Companies and we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, cause product development or shipment delays or force the Domestic Companies or us to enter into royalty or license agreements rather than dispute the merits of such claims, thereby impairing our financial performance by requiring the Domestic Companies or us to pay additional royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license. In addition, the laws of China may not protect proprietary rights to the same extent as U.S. law. Therefore, we may be unable to meaningfully protect our rights in trade secrets, technical know-how and other non-patented technology. Any failure to enforce or protect the Domestic Companies’ and our rights could cause us to lose the ability to exclude others from issuing technology to develop or sell competing products.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive and negatively impact our business.

We rely on trademark, patent and trade secret law, as well as confidentiality agreements with certain of our employees to protect our proprietary rights. The product patents owned by the Company are employee service patents invented by the Company’s key employees. We generally require the Domestic Companies’ and our employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with, as applicable, the respective Domestic Companies and the Company. These agreements typically provide that all material and confidential information developed or made known to the individual during the course of the individual’s relationship with the Company is owned by the Company and will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements.

We may be accused of infringing the intellectual property rights of others.

In the future, the Domestic Companies and we may receive notices claiming that we are infringing the proprietary rights of third parties. We cannot guarantee that the Domestic Companies and we will not become the subject of infringement claims or legal proceedings by third parties with respect to the Domestic Companies’ and our current programs or future software developments. Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by our products. Neither the Domestic Companies nor we have been the subject of an intellectual property claim since our formation.

Our software products may contain integration challenges, design defects or software errors that could be difficult to detect and correct.

Despite extensive testing, we may, from time to time, discover defects or errors in the Domestic Companies’ and our software only after use by a customer. We may also experience delays in shipment of our software during the period required to correct such errors. In addition, we may, from time to time, experience difficulties relating to the integration of the Domestic Companies’ and our software products with other hardware or software in the customer’s environment that are unrelated to defects in such software products. Such defects, errors or difficulties may cause future delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with the Domestic Companies’ and our software. Since these software products are used by our customers to perform mission-critical functions related to petroleum mining and extraction, design defects, software errors, misuse of these products, incorrect data from external sources or other potential problems within or out of our control that may arise from the use of the Domestic Companies’ and our products could result in financial or other damages to our customers. We do not maintain product liability insurance. Although our license agreements with customers contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith. To the extent we are found liable in a product liability case, we could be required to pay substantial amount of damages to an injured customer, thereby impairing our financial condition.

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We are dependent on the state of the PRC’s economy as the majority of our business is conducted in the PRC.

Currently, the majority of our business operations are conducted in the PRC, and most of our customers are also located in the PRC. Accordingly, any significant slowdown in the PRC economy may cause our customers to reduce expenditures or delay the building of new facilities or projects. This may in turn lead to a decline in the demand for our products and services. That would have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to help our customers find, develop and acquire petroleum reserves.

To remain competitive in our industry, our products must help our customers locate and develop or acquire new crude oil reserves to replace those depleted by production. Without successful exploration or acquisition activities, our customers’ reserves, production and revenues will decline rapidly. If the Domestic Companies’ and our technology is less well accepted for helping our customers locate additional reserves than our competitors’ technology, our customers may terminate their relationships with us, which could have a material adverse effect on our financial condition and future growth prospects.

Our customers are companies engaged in the petroleum industry, and, consequently, our financial performance is dependent upon the economic conditions of that industry.

We have derived most of our revenues to date from providing integrated automation services to Chinese petroleum companies at oil fields within China. Our customers’ success is intrinsically linked to economic conditions both in China and in the petroleum industry in general and the volatility of prices of crude oil and refined products in particular. The petroleum industry, in turn, is subject to intense competitive pressures and is affected by overall economic conditions. Demand for our services could be harmed by volatility in the petroleum industry. There can be no assurance that we will be able to continue our historical revenue growth or sustain our profitability on a quarterly or annual basis or that our results of operations will not be adversely affected by continuing or future volatility in the petroleum industry.

Our revenues are highly dependent on a very limited number of customers, which subjects our business to high seasonality. Our contracts with such customers may be terminated at any time, materially and adversely affecting our business.

We derive the majority of our revenues from two customers, (i) CNPC and (ii) Sinopec.

We provide products and services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. During the three months ended December 31, 2014, Sinopec accounted for approximately 58.83% of our revenues, and any termination of our business relationships with Sinopec would materially harm our operations.

We provide products and services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. During the three months ended December 31, 2014, CNPC accounted for approximately 10.35% of our revenues, and any termination of our business relationships with CNPC would materially harm our operations.

Because we derive such a high percentage of our revenues from CNPC and Sinopec, our revenue has been subject to high seasonality. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Because these matters depend on reaching agreements with each of CNPC and Sinopec, revenue recognition occurs, to a large extent, on their schedule. Accordingly, revenue recognized in the first quarter is usually the smallest in proportion to that for the whole year, due to our clients’ budgeting and planning schedules. If Sinopec or CNPC were to change its budgeting or planning schedule our high and low quarters could also shift. This seasonality limits our ability to make accurate long-term predictions about our performance and makes it difficult to compare our revenues across quarters.

Changes in environmental and regulatory factors may harm our business.

The oil drilling industry in China to date has not been subject to the type and scope of regulation seen in Europe and the United States. However, the Chinese government may implement new legislation or regulations or may enforce existing laws more stringently. Either of these scenarios may have a significant impact on our customers’ mining and extraction operations and may require us or our customers to significantly change operations or to incur substantial costs. We believe that the Domestic Companies’ and our operations in China are in compliance with China’s applicable legal and regulatory requirements. However, there can be no assurance that China’s central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures.

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Petroleum reserve degradation and depletion may reduce our customers’ and our profitability.

Our profitability depends substantially on our ability to help our customers exploit their oil reserves at competitive costs. Replacement reserves may not be available to our customers when required or, if available, may not be drilled at costs comparable to those characteristics of the depleting oil field. The Domestic Companies’ and our technology may not enable our customers to accurately assess the geological characteristics of any new reserves, which may adversely affect their decision to use the Domestic Companies’ and our products in the future.

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

Our company is much smaller than our main foreign competitors, including Schlumberger Limited, Honeywell International, Emerson Process Management and Rockwell Automation, and we compete in large part on the basis of the quality of services we are able to provide our clients. As a result, we are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to all companies engaged in the integrated automation services industry. Consequently, we expect that we will have to actively compete for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. There can be no assurance that we will be able to retain our current personnel, or that we will be able to attract or assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the development and quality of our technological products and the effectiveness of installation and training could be materially impaired.

We are substantially dependent upon our key personnel, particularly Yin Shenping, our Chief Executive Officer, Mr. Chen Guangqiang, our Chief Technology Officer and Ms. Liu Jia, our Chief Financial Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, we rely on the services of:

•	Mr. Yin Shenping, Chief Executive Officer;

•	Mr. Chen Guangqiang, Chief Technology Officer; and

•	Ms. Liu Jia, Chief Financial Officer.

Each of these individuals would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully development new systems and develop new programs and enhancements. In addition, we would need to spend considerable time and other resources to seek suitable replacements, which might detract from our efforts to develop our business.

Our business is capital intensive and our growth strategy may require additional capital, which may not be available on favorable terms or at all.

We may require additional cash resources due to changed business conditions, implementation of our growth strategy or potential investments or acquisitions we may pursue. To meet our capital needs, we may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities or other securities convertible into such equity securities could result in dilution of your holdings. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

We do not intend to pay dividends in the foreseeable future and there are certain restrictions on the payment of dividend under PRC laws.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our ordinary shares. As we intend to remain in a growth mode, we intend to reinvest any profits in the foreseeable future to grow the business. We cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we are profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. If we determine to pay dividends on any of our ordinary shares in the future, we will be dependent, in large part, on receipt of funds from the Domestic Companies.

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We are a holding company with no operations of our own and all of our operations are conducted through Recon Technology (Jining) Co., Ltd (“WFOE”) through certain contractual arrangements with our operating subsidiaries, Beijing BHD Petroleum Technology Co., Ltd. and Nanjing Recon Technology Co., Ltd. Our ability to pay dividends is dependent upon dividends and other distributions paid by WFOE. Chinese legal restrictions permit payment of dividends to us by WFOE only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, WFOE is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of its registered capital. These funds may be distributed to shareholders at the time of its wind up.  Payments of dividends by WFOE to us are also subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

Our certificates, permits, and license are subject to governmental control and renewal, and the failure to obtain renewal would cause all or part of our operations to be suspended and may have a material adverse effect on our financial condition.

We are subject to various PRC laws and regulations pertaining to automation services for the petroleum extraction industry. We have obtained certain certificates, permits, and licenses required for the operation of an automation services provider for the petroleum extraction industry and the manufacturing and distribution of software and hardware products in the PRC.

During the application or renewal process for our licenses and permits, we will be evaluated and re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time. In the event that we are not able to obtain or renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our business and financial condition. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our results of operations and profitability.

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, and the enforcement and performance of our contractual arrangements with the Domestic Companies and their shareholders.

Recon-CI, Recon-HK and Recon-JN are considered foreign persons or foreign invested enterprises under PRC law. As a result, Recon-CI, Recon-HK and Recon-JN are subject to PRC law limitations on foreign ownership of domestic companies. Although the primary business of the Domestic Companies falls within a category in which foreign investment is currently encouraged, the uncertainty of PRC regulations and governmental policies affecting foreign ownership may result in Recon-CI being required to hold (or, conversely, being prohibited from holding), directly or indirectly, a given percentage of the Domestic Companies’ equity interests. Our contractual arrangements with the Domestic Companies and their shareholders, which allow us to substantially control the Domestic Companies through Recon-JN, are governed by Chinese law. We cannot assure you, however, that we will be able to enforce these contracts. If we are unable to enforce these contracts, we could be required to deconsolidate such Domestic Company from our financial results.

In addition, Chinese laws and regulations limiting foreign ownership of domestic companies are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

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The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations and future growth prospects.

Although we believe we comply and will continue to comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

The PRC government may determine that the agreements we use to control the Domestic Companies are not in compliance with applicable PRC laws, rules and regulations and are therefore unenforceable.

In the PRC, foreign invested enterprises are forbidden or restricted to engage in certain specified businesses or industries which are sensitive to the economy. The Chinese government periodically revises its list of encouraged, permitted, restricted, and forbidden industries. As we intend to centralize our management and operation in the PRC without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future, we believe the agreements between Recon-JN and the Domestic Companies will be essential for our business operation. In order for Recon-JN to manage and operate our business through the Domestic Companies in the PRC, these agreements were entered into under which almost all the business activities of the Domestic Companies are managed and operated by Recon-JN and almost all economic benefits and risks arising from the business of the Domestic Companies are transferred to Recon-JN.

Risks are associated with our operations under the agreements with the Domestic Companies. If the PRC government determines that these agreements used to control the Domestic Companies are unenforceable as they circumvent the PRC restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting our operations;

•	imposing conditions or requirements in respect of the agreements with the Domestic Companies with which we may not be able to comply;
•	requiring us to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our business; and

•	revoking the business license and/or the licenses or certificates of Recon-JN, and/or voiding the agreements.

Any of these actions could have a material adverse impact on our business, future operating prospects, financial condition and results of operations.

Our contractual arrangements with the Domestic Companies and their respective shareholders may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in the Domestic Companies and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over the Domestic Companies as direct ownership. For example, BHD could fail to take actions required for our business or fail to pay dividends to Recon-JN despite its contractual obligation to do so. If the Domestic Companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that any of the Domestic Companies’ shareholders would always act in our best interests.

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Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, SAFE promulgated the Circular on Issues Concerning Foreign Exchange Administration Over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents Via Special Purpose Vehicles, or Circular 37, which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, PRC residents’ failure to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to its PRC subsidiaries. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC law for evasion of foreign exchange regulations.

As Circular 37 is newly-issued, it is unclear how these regulations will be interpreted and implemented. In addition, different local SAFE branches may have different views and procedures as to the interpretation and implementation of the SAFE regulations, and it may be difficult for our ultimate shareholders or beneficial owners who are PRC residents to provide sufficient supporting documents required by the SAFE or to complete the required registration with the SAFE in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government, including restrictions on Recon-JN’s ability to pay dividends or make distributions to us and on our ability to increase our investment in the Recon-JN.

Under Circular 37, if a non-listed special purpose vehicle uses its own equity or share option to grant equity incentive awards to directors, supervisors, members of senior management or employees directly employed by a domestic enterprise that is directly or indirectly controlled by such special purpose vehicle, or with which such employee has established an employment relationship, any of such directors, supervisors, members of senior management or employees who is a PRC resident should, prior to exercising their rights, file an application with the SAFE for foreign exchange registration with respect to such special purpose vehicle. However, in practice, different local SAFE branches may have different views and procedures as to the interpretation and implementation of the SAFE regulations and, since Circular 37 was the first regulation to regulate the foreign exchange registration of a non-listed special purpose vehicle’s equity incentive granted to PRC residents, there remains uncertainty with respect to its implementation.

Our contractual arrangements with the Domestic Companies may result in adverse tax consequences to us.

As a result of our corporate structure and contractual arrangements between Recon-JN and the Domestic Companies, we are effectively subject to the 5% PRC business tax on both revenues generated by Recon-JN’s operations in China and revenues derived from Recon-JN’s contractual arrangements with the Domestic Companies. Moreover, we would be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Recon-JN and the Domestic Companies were not on an arm’s length basis and therefore constitute a favorable transfer pricing. As a result, the PRC tax authorities could request that we adjust our taxable income upward for PRC tax purposes. If the PRC tax authorities took such action, such authorities would be able to establish in its sole discretion the amount of tax payable by Recon-JN, so we cannot predict the effect of such action on our company other than the likely effect that our profits would decrease. Such a pricing adjustment could adversely affect us by:

•	increasing our tax expenses, which could subject Recon-JN to late payment fees and other penalties for under-payment of taxes; and/or

•	resulting in Recon-JN’s loss of preferential tax treatment.

The principal shareholders of the Domestic Companies have potential conflicts of interest with us, which may adversely affect our business.

Yin Shenping, our Chief Executive Officer, and Chen Guangqiang, our Chief Technology Officer, are significant shareholders in our company. They are also the principal shareholders of each of the Domestic Companies and collectively control the Domestic Companies. Conflicts of interests between their duties to our company and the respective Domestic Companies may arise. For example, Mr. Yin and Mr. Chen could cause a Domestic Company to fail to take actions that are in the best interests of our Company or to fail to pay dividends to Recon-JN despite its contractual obligation to do so if making such payment would harm the Domestic Company.

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As Mr. Yin and Mr. Chen are also directors and executive officers of our company, they have duties of loyalty and care to us under Cayman Islands law when there are any potential conflicts of interests between our company and the Domestic Companies. Each of Mr. Yin and Mr. Chen has executed an irrevocable power of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on his behalf on all matters related to the Domestic Companies requiring shareholder approval. We cannot assure you, however, that if conflicts of interest arise, they will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Yin and Mr. Chen could violate their respective employment agreements with us or their legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Yin and Mr. Chen, as applicable, we would have to rely on legal proceedings, which could result in the disruption of our business.

Any deterioration of the relationship between Recon-JN and the Domestic Companies could materially and adversely affect the overall business operation of our company.

Our relationship with our Domestic Companies is governed by their agreements with Recon-JN, which are intended to provide us, through our indirect ownership of Recon-JN, with effective control over the business operations of our Domestic Companies. However, these agreements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations. Our Domestic Companies could violate these agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under these agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

If Recon-JN exercises its purchase option of the Domestic Companies’ equity pursuant to the Exclusive Equity Interest Purchase Agreement, payment of the purchase price could materially and adversely affect our financial position.

Under the Exclusive Equity Interest Purchase Agreement, Recon-JN holds an option to purchase all or a portion of the equity of the Domestic Companies at a price, based on the capital paid in by the Domestic Company shareholders. If applicable PRC laws and regulations require an appraisal of the equity interest or provide other restriction on the purchase price, the purchase price shall be the lowest price permitted under the applicable PRC laws and regulations. As the Domestic Companies are already contractually controlled affiliates to our company, Recon-JN’s purchase of the Domestic Companies’ equity would not bring immediate benefits to our company and the exercise of the option and payment of the purchase prices could adversely affect our financial position and available working capital.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2015, 2016 and 2017. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders.

Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2013 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, our company could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations. However, Cayman Islands statutory law does provide a mechanism for a dissenting shareholder in a merger or consolidation to apply to the Grand Court for a determination of the fair value of the dissenter’s shares if it is not possible for the dissenter and the Company to agree a fair price within the time limits prescribed. Also, our Cayman Islands counsel is not aware of a significant number of reported derivative actions having been brought in Cayman Islands courts. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings which are similar. Such actions are ordinarily available in respect of United States corporations in U.S. courts. Finally, Cayman Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court.

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As we are a Cayman Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a Cayman Islands exempt company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Cayman Islands Companies Law (2013 Revision) and other applicable Cayman Islands laws. Certain of our directors and officers reside outside of the United States. In addition, the Company’s assets will be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of the Cayman Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof on the grounds that such provisions are penal in nature, or be competent to hear original actions brought in the Cayman Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Our Cayman Islands’ counsel has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.

Risks Related to Doing Business in China

Adverse changes in China’s political, economic or social conditions or government policies could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially adversely affect our competitive position.

We conduct substantially all of our operations and generate most of our revenues in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the relatively rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation policies of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on our business. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. The PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC, Recon-JN, which is a wholly foreign owned enterprise in China. Recon-JN is generally subject to laws and regulations applicable to foreign invested enterprises in China and intellectual property protections. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, a series of new PRC laws and regulations have significantly enhanced the protections afforded to intellectual property rights and various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

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We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early stage of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

We may be subject to foreign exchange controls in the PRC.

Our PRC subsidiary and affiliates are subject to PRC rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, foreign investment enterprises (“FIEs”) are required to apply to SAFE for “Foreign Exchange Registration Certificate for FIEs.” Recon-JN is a FIE. With such registration certifications (which need to be renewed annually), FIEs are allowed to open foreign currency accounts including the “recurrent account” and the “capital account.” Currently, conversion within the scope of the “recurrent account” can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE. Accordingly, compliance with SAFE requirements may limit how we are able to use our funds, including the proceeds of this offering, in ways that we would not be limited if we operated in countries other than China.

Recent PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents, if applied to us, may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into Recon-JN and Recon-HK, limit Recon-JN’s and Recon-HK’s ability to distribute profits to us or otherwise materially adversely affect us.

On October 21, 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before November 1, 2005, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company (Recon-JN and Recon-HK for our company) may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Due to lack of official interpretation, some of the terms and provisions in the SAFE notice remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption. Because of uncertainty over how the SAFE notice will be interpreted and implemented, we cannot predict how it will affect our business operations or future strategies. For example, Recon-JN’s, Recon-HK’s and any prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our company’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

PRC regulations and potential registration requirements relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.

On August 8, 2006, six PRC regulatory agencies, including the PRC Ministry of Commerce (“MOC”), the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOC as a key regulator for issues related to mergers and acquisitions in China and requiring MOC approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

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Among other things, the M&A Rules include new provisions that purport to require that an offshore SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the PRC regulatory authorities take the view that the VIE Agreements constitute a reverse merger acquisition or round-trip investment in related party transactions without the approval of the national offices of MOC, they could invalidate the VIE Agreements. Additionally, the PRC regulatory authorities may take the view that any public offering plan will require the prior approval of CSRC. If we cannot obtain MOC or CSRC approval in case we are required to do so, our business and financial performance will be materially adversely affected. We may also face regulatory actions or other sanctions from the MOC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds of this or any other offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

Also, if the CSRC later requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our ordinary shares.

PRC registration requirements for stock option plans of overseas publicly-listed companies may restrict our ability to adopt equity compensation plans for our directors and employees or otherwise limit our PRC subsidiaries’ ability to distribute profits to us.

In February 2012, SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE on March 28, 2007. Under the Stock Option Notice and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must collectively retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also collectively retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We and our PRC employees who have been granted stock options will be subject to these regulations. Failure of our PRC stock option holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to compensate our employees and directors through equity compensation, limited our PRC subsidiaries’ ability to distribute dividends to us, or otherwise materially adversely affect our business.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

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We may be unable to establish and maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results or prevent fraud.

The PRC historically has been deficient in western style management, governance and financial reporting concepts and practices, as well as in modern banking, and other control systems. Our current management has little experience with western style management, governance and financial reporting concepts and practices, and we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, and especially given that we are a publicly listed company in the U.S. and subject to regulation as such, we may experience difficulty in establishing management, governance, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. We may have difficulty establishing adequate management, governance, legal and financial controls in the PRC. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

Risks Related to this Offering and Our Ordinary Shares

Our management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our ordinary shares outstanding prior to this offering. Assuming that an aggregate of 1,171,971 ordinary shares are sold during the term of the equity distribution agreement with Maxim Group LLC at a price of $1.88 per share, the last reported sale price of our ordinary shares on the NASDAQ Capital Market on May 11, 2015, for aggregate gross proceeds approximately of $2.2 million, and after deducting commissions and estimated aggregate offering expenses payable by us, you will experience immediate dilution of $0.34 per share, representing the difference between our as adjusted pro forma net tangible book value per share as of December 31, 2014 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options may result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our ordinary shares. We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and currently do not plan to pay any cash dividends in the foreseeable future.

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Sales of a significant number of our ordinary shares in the public markets, or the perception that such sales could occur, could depress the market price of our ordinary shares.

Sales of a substantial number of our ordinary shares in the public markets, or the perception that such sales could occur, could depress the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity securities. We have agreed, subject to certain exceptions set forth in the equity distribution agreement, not to sell or otherwise dispose of any ordinary shares or securities convertible into or exchangeable for ordinary shares, warrants or any rights to purchase or acquire ordinary shares or permit the registration under the Securities Act of any ordinary shares during the term of the equity distribution agreement without Maxim Group LLC’s prior written consent. Therefore, it is possible that we could issue and sell additional ordinary shares in the public markets. We cannot predict the effect that future sales of our ordinary shares would have on the market price of our ordinary shares.

The market price for our securities may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares has been, and is likely to remain, volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in the Chinese petroleum and energy industries;
•	changes in the Chinese economy;
•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	future sales of our common stock;
•	period to period fluctuations in our financial results;
•	low trading volume of our common stock;
•	additions or departures of key personnel; or
•	potential litigation.

We expect that any other securities of our Company are likely to be similarly volatile. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our securities in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our securities.

Our ability to raise capital may be limited by applicable laws and regulations.

Although we have an effective "shelf" registration statement on Form S-3 (Registration File No. 333-190387) that allows us to raise up to $35 million from the public sale of ordinary shares, share purchase contracts, share purchase units, debt securities, warrants, rights and units, we may not be able to use that registration statement to raise additional capital. Under current SEC regulations, at any time during which the aggregate market value of our common stock held by non-affiliates, or public float, is less than $75 million (calculated as set forth in Form S-3 and SEC rules and regulations), the amount we can raise through primary public offerings of our securities in any twelve-month period using a registration statement on Form S-3 will be limited to one-third of our public float.

Our public float may be calculated using the price at which our ordinary shares were last sold, or the highest average of the bid and asked prices of our common stock as of a date within 60 days prior to the date of filing. As of May 11, 2015, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $6.6 million based on 5,022,436 ordinary shares outstanding, of which approximately 1,506,522 ordinary shares are held by non-affiliates, and a per share price of $1.88, based at closing sale price of our ordinary shares on May11, 2015. Using the highest average of the bid and asked prices of our common stock as of a date within 60 days prior to the date of filing the aggregate market value of our public float was approximately $7.5 million, calculated using a market price of $2.13 per share, which was the average of the bid and asked prices of our ordinary shares on the NASDAQ Capital Market on May 6, 2015. The value of one-third of that public float was approximately $2.2 million; however, unless our public float exceeds $75 million in the future, the market price of all the ordinary shares sold by us under this prospectus supplement will be subtracted from that amount to determine any future amount we can raise publicly using our Form S-3 shelf registration statement. Alternative means of raising capital through sales of our securities, including through the use of a "long form" registration statement on Form S-1 registration statement or in private placements of equity or debt securities, may be more costly and time-consuming and more difficult to market to potential investors.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents we have filed or will file with the SEC that are or will be incorporated by reference into this prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve risks and uncertainties. Any statements contained, or incorporated by reference, in this prospectus supplement that are not statements of historical fact may be forward-looking statements. When we use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and other similar terms and phrases, including references to assumptions, we are identifying forward-looking statements. These statements are based on management’s assumptions, judgments and beliefs in light of the information currently available to it. You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus supplement and the accompanying prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any document incorporated herein and therein by reference is accurate as of its date only. The Company cautions investors that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, including but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. Therefore investors should not place undue reliance on such forward-looking statements. Actual results may differ significantly from those set forth in the forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement, the accompanying prospectus and any document incorporated herein and therein by reference, and particularly our forward-looking statements, by these cautionary statements.

All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

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USE OF PROCEEDS

After giving effect to the sale of the maximum number of ordinary shares that are available under the base prospectus and available under this prospectus supplement, we estimate that the maximum potential net proceeds we will receive will be approximately $ 1.9 million, after deducting the agent’s fees and estimated offering expenses. However, we cannot guarantee if or when these net proceeds will be received and the method by which they are offered to the public. The amount of proceeds from this offering will depend upon the number of ordinary shares sold and the market price at which they are sold. There can be no assurance that we will be able to sell any ordinary shares under or fully utilize the engagement letter with Maxim Group LLC as a source of financing.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes including acquisition of complementary assets or businesses which we have not identified yet. The precise amount, use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital.

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DILUTION

If you invest in our ordinary shares, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share of our ordinary shares after this offering.

Our net tangible book value on December 31, 2014 was approximately $16 million, or $3.39 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale of our ordinary shares in the aggregate amount of $2,203,306 in this offering at an assumed offering price of $1.88 per share, which was the last reported sale price of our ordinary shares on the NASDAQ Capital Market on May 11, 2015, and after deducting estimated offering commissions and expenses payable by us, our net tangible book value as of December 31, 2014 would have been approximately $18.0 million, or $3.05 per ordinary shares. This represents an immediate decrease in net tangible book value of $0.34 per share to our existing stockholders and an immediate increase in net tangible book value of $1.40 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed offering price per share	$1.88
Net tangible book value per share as of December 31, 2014	$3.39
Dilution per share attributable to new investors	$0.34

Net tangible book value per share after giving effect to this offering	$3.05

Increase per share to new investors	$1.17

The table above assumes, for illustrative purposes that an aggregate of 1,171,971 of our ordinary shares are sold at a price of $1.88 per share, the last reported sale price of our ordinary shares on the NASDAQ Capital Market on May 11, 2015, for aggregate gross proceeds approximately of $2.2 million. The shares sold in this offering, if any, will be sold from time to time at various prices.

The above discussion and table are based on 4,726,711 shares outstanding as of December 31, 2014 and exclude:

The number of our ordinary shares that will be outstanding immediately after this offering as shown above is based on 5,022,436 shares outstanding as of May 11, 2014. The number of shares outstanding as of the date of this prospectus supplement, as used throughout this prospectus supplement, unless otherwise indicated, excludes the following, all as of December 31, 2014:

•	193,000 ordinary shares issuable upon the exercise of outstanding stock options under our 2009 Equity Incentive Plan with an initial exercise price of $6.00 per share;

•	222,600 ordinary shares issuable upon the exercise of outstanding stock options under our 2009 Equity Incentive Plan with an initial exercise price of $2.96 per share; and

•	an aggregate of 700,000 ordinary shares reserved for future issuance under our 2015 Equity Incentive Plan.

To the extent that any of our outstanding options or warrants are exercised, we grant additional options or other awards under our stock incentive plan or issue additional warrants, or we issue additional ordinary shares in the future, there may be further dilution.

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PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “RCON.” The following table shows the high and low per share sale prices of our ordinary shares for the periods indicated.

	High	Low
Fiscal Year Ended June 30, 2015
Quarter Ended September 30, 2014	$2.15	$1.38
Quarter Ended December 31, 2014	$2.02	$1.95
Quarter Ended March 31, 2015	$3.20	$1.27
Quarter Ended June 30, 2015 (through May 11, 2015)	$2.13	$1.64

Year Ended June 30, 2014
Quarter Ended September 30, 2013	$2.43	$1.75
Quarter Ended December 31, 2013	$5.80	$2.18
Quarter Ended March 31, 2014	$8.00	$3.07
Quarter Ended June 30, 2014	$5.62	$3.22

Fiscal Year Ended June 30, 2013
Quarter Ended September 30, 2012	$2.14	$1.38
Quarter Ended December 31, 2012	$3.44	$0.95
Quarter Ended March 31, 2013	$3.17	$1.40
Quarter Ended June 30, 2013	$2.65	$1.55

Fiscal Year Ended June 30, 2012
Quarter Ended September 30, 2011	$2.65	$0.71
Quarter Ended December 31, 2011	$1.08	$0.27
Quarter Ended March 31, 2012	$4.58	$0.30
Quarter Ended June 30, 2012	$3.29	$1.45

On May 11, 2015, the last sale price reported on the NASDAQ Capital Market for our ordinary shares was $1.88 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

We are a holding company with no operations of our own and all of our operations are conducted through WFOE through certain contractual arrangements with our operating subsidiaries, Beijing BHD Petroleum Technology Co., Ltd. and Nanjing Recon Technology Co., Ltd. Our ability to pay dividends is dependent upon dividends and other distributions paid by WFOE. Chinese legal restrictions permit payment of dividends to us by WFOE only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, WFOE is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of its registered capital. These funds may be distributed to shareholders at the time of its wind up.  Payments of dividends by WFOE to us are also subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

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PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Maxim Group LLC pursuant to which we may issue and sell up to $10 million of our ordinary shares, par value $0.0185 per share, from time to time through Maxim Group LLC acting as agent. A copy of the equity distribution agreement has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

Upon delivery of a placement notice and subject to the terms and conditions of the equity distribution agreement, Maxim Group LLC may sell our ordinary shares by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NASDAQ Capital Market, on any other existing trading market for our ordinary shares or to or through a market maker. Maxim Group LLC may also sell our ordinary shares by any other method permitted by law, including in privately negotiated transactions. We or Maxim Group LLC may terminate the equity distribution agreement and the offering of our ordinary shares upon notice.

We will pay Maxim Group LLC in cash, upon each sale of our ordinary shares pursuant to the equity distribution agreement, a commission in an amount equal to 3.5% of the aggregate gross proceeds from each sale of our ordinary shares. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We also agreed to pay a tail fee of 3.5% of the gross proceeds received by the Company from investors directly or indirectly introduced by Maxim Group LLC within 12 months of expiration/termination of the equity distribution agreement. We have agreed to reimburse Maxim Group LLC upon request for its reasonable costs and out-of-pocket expenses incurred in connection with this offering, including the fees and disbursements of its legal counsel, not to exceed $75,000. Additionally, for each quarter that this offering is open, we have agreed to reimburse Maxim Group LLC’s additional legal fees up to a maximum per quarter of $7,500. We estimate that the total expenses for the offering, excluding compensation and expense reimbursement payable to Maxim Group LLC under the terms of the equity distribution agreement, will be approximately $280,000. Pursuant to the terms of our engagement letter with Maxim Group LLC, we agreed to pay $25,000 as an advance payment toward Maxim Group LLC’s accountable expenses (the “Advance”). Any portion of the Advance will be returned to us in the event it is not actually incurred.

Settlement for sales of ordinary shares will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and Maxim Group LLC in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. Sales of our ordinary shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Maxim Group LLC may agree upon.

Maxim Group LLC will act as sales agent on a commercially reasonable best efforts basis consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the NASDAQ Capital Market. In connection with the sale of the ordinary shares on our behalf, Maxim Group LLC will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Maxim Group LLC will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Maxim Group LLC against certain civil liabilities, including liabilities under the Securities Act.

The offering of our ordinary shares pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all of our ordinary shares provided for in this prospectus supplement, or (ii) termination of the equity distribution agreement as permitted therein. We may terminate the equity distribution agreement with 15 days of prior written notice. Maxim Group LLC may terminate the equity distribution agreement at any time upon written notice.

We have entered into an agreement dated February 2, 2015 with Maxim Group LLC pursuant to which Maxim Group LLC has agreed to provide us with general financial advisory and investment banking services. The initial term of this agreement is six months. The agreement may be terminated by either party at any time after the expiration of the initial term upon 30 days written notice to the other party. In consideration for the services to be provided under the advisory agreement, we have issued to Maxim Group LLC 24,000 ordinary shares. Prior to the commencement of this offering, Maxim Group LLC. will execute a lock-up agreement pursuant to which it will agree that for a period of 180 days, from the date of the commencement of sales of this offering that it will not, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares received by Maxim Group LLC. as compensation for these services. Maxim Group LLC and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Maxim Group LLC will not engage in any market making activities involving our ordinary shares while the offering is ongoing under this prospectus supplement.

This prospectus supplement in electronic format may be made available on a web site maintained by Maxim Group LLC and Maxim Group LLC may distribute this prospectus supplement electronically.

S-22

LEGAL MATTERS

The validity of the issuance of the ordinary shares offered by this prospectus supplement will be passed upon for us by Campbells, Cayman Islands. .. Maxim Group LLC is being represented in connection with this offering by Loeb & Loeb LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended June 30, 2014 have been so incorporated in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement will automatically update and supersede information contained in this prospectus supplement, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as filed with the SEC on September 29, 2014;
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 13, 2014; and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, as filed with the SEC on February 13, 2015;
•	Our Current Reports on Form 8-K, filed with the SEC on November 13, 2014 and February 4, 2015;
•	The description of the ordinary shares, $0.0185 par value per share, contained in the Registrant’s registration statement on Form S-1 filed with the Commission on January 8, 2010 (File Number 333-164273) pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the ordinary shares, $0.0185 par value per share, contained in the registration statement on Form S-1 filed with the Commission on April 3, 2009 (File Number 333-158393) and declared effective by the Commission on August 10, 2009, and any amendment or report filed with the Commission for purposes of updating such description; and
•	All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination or completion of this offering of ordinary shares shall be deemed to be incorporated by reference in this prospectus supplement and to be a part of it from the filing dates of such documents, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Securities Exchange Act of 1934, as amended.

S-23

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

Recon Technology, Ltd.

Room 1902, Building C, King Long International Mansion

No. 9 Fulin Road

Beijing, 100107

People’s Republic of China

+86 (10) 8494-5799

Attn: Investor Relations

Disclosure of Commission Position On Indemnification for Securities Law Violations

Cayman Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association and Cayman Islands common law, indemnification is not available, however, if those events were incurred or sustained by or through their own dishonesty, fraud, gross negligence, willful neglect or default. While our articles of association explicitly prohibit indemnification in cases involving fraud, willful neglect or default, Cayman Islands common law extends this prohibition to cases involving dishonesty and gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons (within the meaning of the Securities Exchange Act) pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Up to $10,000,000 of

Ordinary Shares

Prospectus Supplement

Maxim Group LLC

The date of this prospectus supplement is May 13, 2015